CHASE CAPITAL PARTNERS
                         380 Madison Avenue, 12th Floor
                               New York, NY 10017


                                        December 22, 1999


WM ACQUISITION, INC.
c/o Parthenon Capital
200 State Street
Boston, Massachussetts  02109
Attention: John Rutherford
Facsimile:  (617) 478-7010

Ladies and Gentlemen:

         Chase Capital Partners (together with one or more of its affiliated investment funds, "CCP") is pleased to offer this commitment to purchase your securities for the purpose of effecting a recapitalization of WILMAR INDUSTRIES, INC., a New Jersey corporation (the "Company") pursuant to a Merger (the "Merger") of WM ACQUISITION, INC., a New Jersey corporation ("Merger Sub") into the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

         Pursuant to the merger agreement substantially in the form attached hereto (the "Merger Agreement") you will provide an aggregate of $235 million of consideration (the "Aggregate Consideration") to the Company's stockholders based on an offer price of $18.25 per share. The Aggregate Consideration includes all amounts necessary to cash out or repay all outstanding shares of preferred stock, common stock, warrants and options, except for the rollover of approximately $3 million of stock by the Company's founder. Management of the Company will invest in common stock and preferred stock of Merger Sub in a cash or exchange transaction. We understand that the total amount needed to fund the Merger, including the payment of related fees and expenses of Merger Sub, and refinancing the Company's outstanding indebtedness, and to provide working capital availability will be approximately $324.1 million, which is expected to be provided as set forth below:


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                                                  (in millions)

Senior Secured Credit Facility                              $150.0

Senior Subordinated Notes                                     40.0

Redeemable Preferred Stock                                   133.0

Common Stock                                                   1.1

                                   Total                    $324.1

         a. Commitment. CCP hereby commits to providing a portion of the common and preferred stock components of the Aggregate Consideration through the purchase of up to $40__million of newly issued shares of Preferred Stock and newly issued shares of Merger Sub's Common Stock, representing approximately 26.5% and 29.9% of the common and preferred equity to be outstanding immediately following the closing of the transaction. After the Merger, except for an employee option plan pursuant to which options to acquire up to 5% of the outstanding shares of common stock of the Company will be outstanding or available for grant, there will be no outstanding options, warrants or other rights exercisable for or securities convertible into or exchangeable for common stock of the Company. CCP's commitment is subject to the following conditions.

                  i. The New Equity Investors (the "Investors") referred to in Schedule A shall have fully funded their commitments as set forth therein and, following the Merger, the capitalization of the Company shall be as set forth in Schedule A;

                  ii. The terms of the Preferred Stock shall be consistent with the attached Preferred Stock Term Sheet and shall be in form reasonably acceptable to CCP;

                  iii. The execution and delivery of mutually acceptable Purchase Agreements for the Common Stock and Preferred Stock between you and the Investors, containing standard representations, warranties and covenants; and

                  iv. The execution and delivery of a mutually acceptable Shareholders Agreement consistent with the attached Wilmar Shareholders' Agreement Term Sheet.

         b. Merger Documentation. Merger Sub and the Company will execute or cause to be executed and delivered on or before the Closing Date referred to in paragraph__8 hereof, all necessary documentation, including forms of securities, the Merger Agreement, the Debt Financing Commitments, the other Equity Financing Commitments, and the other agreements, documents, instruments, certificates and assurances from Merger Sub, the Company and such other persons as CCP and its counsel may reasonably request and containing such terms and conditions as CCP shall reasonably approve (collectively, the "Financing Documents"), correct and complete copies of which you have delivered to us. Prior to the Closing Date, the Financing Documents may not be amended, supplemented, restated or terminated and no condition, covenant or other provision contained in the Financing Documents may be waived without CCP's consent which shall not be unreasonably withheld. Copies of all of the Financing Documents and other documents to which Merger Sub is, or the Company will be, a party (or between the Investors or with management) will be delivered to CCP promptly. CCP and its counsel shall be entitled to review and comment on all future Financing Documents and other documents to which Merger Sub is, or the Company will be, a party (or between the Investors or with management).

         c. Closing Conditions. In addition to the matters referred to in paragraphs 1 and 2, CCP's obligations to consummate this commitment shall be subject to the conditions that Merger Sub shall have entered into the Merger Agreement, all conditions precedent to the closing of the transactions contemplated by the Merger Agreement shall have been satisfied or waived to the satisfaction of CCP and the merger shall be consummated immediately following CCP's purchase of your stock.

         d. Filings. Merger Sub agrees to provide copies of all filings to be made with and notices to be given by Merger Sub or the Company to any governmental or regulatory authority prior to making such filing or providing such notice with respect to the Merger and the related financing transactions and not to make any such filing to which CCP is a party without CCP's prior consent or to which Merger Sub is a party without prior consultation with CCP. CCP and Merger Sub agree to jointly prepare, and cooperate with each other with respect to, any and all governmental or regulatory filings to which Merger Sub or CCP is a filing or reporting person.

         e. No Solicitation. Without CCP's prior consent, until the closing of the transactions contemplated hereby or the date referred to in Section__7.1(b) of the Merger Agreement, Merger Sub and Parthenon Capital will not and will not permit any of their respective affiliates (or authorize or permit any of their respective representatives) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person (other than persons from which financing is arranged by CCP or its affiliates or persons who you have referred to CCP or its affiliates and whom have been approved by CCP) to (a) provide any debt or equity financing other than as contemplated by the Debt Financing Commitments and the Equity Financing Commitments (collectively, a "Financing") or purchase all or substantially all of the assets or any capital stock of Merger Sub or the Company (whether through a purchase of stock, merger, asset sale or related transaction) (a "Sale of the Company"), (b)__reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Financing or Sale of the Company or
                  (c)__furnish or cause to be furnished any information with respect to Merger Sub, the Company or any of their respective affiliates to any person (other than as contemplated by this letter) who you, or any of your representatives, know or have reason to believe is in the process of considering any Financing or Sale of the Company. The obligations under this paragraph shall terminate and be of no further force and effect in the event that this letter is terminated by CCP in accordance with its terms.

         f.       Fees and Expenses.

                  i. If Merger Sub receives any payment pursuant to Section__7.5 of the Merger

                           Agreement, it will promptly (a)__pay to CCP its Pro Rata Portion of the difference between any Termination Amount and the portion of the Termination Amount payable to PaineWebber Incorporated and
                           (b)__pay or reimburse CCP for all of its out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to CCP) incurred by CCP or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this letter and the administration, enforcement, amendment, modification or waiver hereof, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby (the "Expenses"); provided that to the extent that the aggregate amount of Expenses to be paid or reimbursed to the parties to the Equity Financing Commitments exceeds the maximum amount paid to Holdings or Merger Sub, then each such person will be entitled to receive its Pro Rata Portion of such maximum amount. For purposes hereof, "Pro Rata Portion" shall mean, with respect to any person signing an Equity Financing Commitment simultaneously herewith, (a)__the number of shares of Preferred Stock to be purchased by such person pursuant to the applicable Equity Financing Commitment divided by
                           (b)__the aggregate number of shares of Preferred Stock to be purchased by all persons providing Equity Financing Commitments. Upon the consummation of the Merger, Merger Sub shall reimburse CCP and its affiliates for all reasonable out-of-pocket expenses (including but not limited to expenses of CCP's due diligence investigation, consultants' fees, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with this letter, the Merger, the transactions contemplated hereby and thereby and any related documentation and the administration, enforcement, amendment, modification or waiver hereof and thereof.

                  ii. In addition to the commitment set forth in paragraph 1 hereof, CCP hereby commits to provide an equity investment in Merger Sub in an amount equal to its Pro Rata Portion, not to exceed $307,700, of any amount required by Merger Sub to satisfy its obligation to pay the Expenses of the Company pursuant to Section 7.5(d) of the Merger Agreement.

         g. Expiration Date. The commitment set forth herein shall expire automatically, unless accepted in writing by you before 5:00 p.m. (EST) on December 23, 1999.

         h. Closing Date. The commitment to purchase Common Stock and Preferred Stock herein, as so accepted by you, shall expire if the Merger is not closed on or before June 30, 2000.

         i. Confidentiality. This letter is delivered to you on the understanding that neither the existence of this letter nor any of its terms or substance shall be publicly disclosed, directly or indirectly, except (a)__as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law, (b)__on a confidential and "need-to-know" basis, to your officers, directors, employees, agents, financing sources and advisors who are directly involved in the consideration of this matter and (c)__on a confidential basis to the Company and its advisors and agents in connection with the Merger.

         j. No Assignment. The commitment evidenced by this letter shall not be assignable by you or Merger Sub without CCP's prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of CCP, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

         If the foregoing is acceptable to you, please sign and return a copy of this letter not later than the expiration date described in paragraph 8, whereupon this letter will constitute the commitment of CCP to provide the aforementioned financing subject to the terms and conditions hereof. This letter supersedes any prior agreements relating to the subject matter hereof, including the letter, dated December 21, 1999, from CCP to you, which is of no force and effect. This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.


                                        Very truly yours,


                                        CHASE CAPITAL PARTNERS





                                        By:  /s/ Christopher C. Behrens
                                             ---------------------------
                                             Title: General Partner



Agreed to and Accepted on this

22nd day of December, 1999.


WM ACQUISITION, INC.


By: /s/ Drew Sawyer
    ---------------------
    Title: Vice President